Exhibit (g)(1)(s)
EXHIBIT A
          THIS EXHIBIT A, amended and restated effective as of July 31, 2013 is Exhibit A to that certain Custodian Services Agreement dated as of June 20, 2001 by and between The Bank of New York Mellon (as assigned by PFPC Trust Company) and Pacific Life Funds.
PORTFOLIOS
PL Portfolio Optimization Conservative Fund
PL Portfolio Optimization Moderate-Conservative Fund
PL Portfolio Optimization Moderate Fund
PL Portfolio Optimization Moderate-Aggressive Fund
PL Portfolio Optimization Aggressive Fund
PL Money Market Fund
PL International Value Fund
PL Short Duration Bond Fund
PL Growth Fund
(f/k/a PL Growth LT Fund)
PL Mid-Cap Equity Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Large-Cap Value Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Small-Cap Growth Fund
PL Real Estate Fund
PL Floating Rate Loan Fund
PL Income Fund
PL Floating Rate Income Fund
PL High Income Fund
PL Short Duration Income Fund
PL Strategic Income Fund
PL Emerging Markets Debt Fund
PL Precious Metals Fund
PL Currency Strategies Fund

PL Global Absolute Return Fund
PL Alternative Strategies Fund*
PL Limited Duration High Income Fund

* Effective as of December 31, 2012 and unavailable to investors until a date determined by Pacific Life Funds.

          IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON
By:	/s/ Jason E. Knight

Name:	Jason E. Knight

Title:	Managing Director

Date:

Agreed and Accepted: PACIFIC LIFE FUNDS
By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa

Title:	Vice President

Date:

By:	/s/ Jane M. Guon

Name:	Jane M. Guon

Title:	Secretary

Date: